EXHIBIT 99.5

PERSONS WHO MAY BE DEEMED IN CONTROL OF
POWER CORPORATION OF CANADA

Set forth below is the (i) name, (ii) principal business address and (iii) citizenship or place of organization of each person who may be deemed, for purposes of this Schedule 13G, to control Power Corporation of Canada.

(i)	Gelco Enterprises Ltd.
(ii)	44 Chipman Hill, Suite 1000, P.O. Box 7289, Station A, Saint John, New Brunswick, Canada E2L 2A9
(iii)	Canada

(i)	Nordex Inc.
(ii)	44 Chipman Hill, Suite 1000, P.O. Box 7289, Station A, Saint John, New Brunswick, Canada E2L 2A9
(iii)	Canada

(i)	Paul G. Desmarais
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada